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Exhibit 5

STEEL HECTOR & DAVIS	Steel Hector & Davis LLP 200 South Biscayne Boulevard Miami, Florida 33131-2398 305.577.7000 305.577.7001 Fax www.steelhector.com

April 28, 2005

FPL Group, Inc.
700 Universe Boulevard
Juno Beach, Florida 33408

Ladies and Gentlemen:

        As special counsel for FPL Group, Inc., a Florida corporation ("FPL Group"), we have participated in the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by FPL Group with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on or about the date hereof, in connection with the registration by FPL Group of shares of its common stock, $.01 par value (the "Common Stock"), including the preferred share purchase rights (the "Rights") attached thereto (the Common Stock and the Rights herein collectively referred to as the "Shares") to be issued in connection with the closing of the merger (the "Merger") of WPRM Acquisition Subsidiary, Inc. ("WPRM") with and into Gexa Corp. ("Gexa") pursuant to the Agreement and Plan of Merger, dated as of March 28, 2005 (the "Merger Agreement"), among FPL Group, FRM Holdings, LLC, WPRM and Gexa, in exchange for the issued and outstanding shares of Gexa's common stock, par value $.01 per share.

        In connection therewith, we have reviewed (i) FPL Group's Restated Articles of Incorporation as amended to the date hereof ("FPL Group Charter") and FPL Group's Bylaws as amended to the date hereof; (ii) the Rights Agreement, dated as of July 1, 1996, between FPL Group and Computershare Investor Services, LLC, as successor Rights Agent, as amended by an Amendment to Rights Agreement, dated as of July 30, 2000 (the "First Amendment"), a Second Amendment to Rights Agreement, dated as of December 26, 2002 (the "Second Amendment"), and a Third Amendment to Rights Agreement, dated as of January 1, 2004 (the "Third Amendment") (such Rights Agreement, as so amended, the "Rights Agreement"), providing for the issuance of the Rights; (iii) the Certificate of Adjustment to Rights Agreement, dated March 15, 2005; (iv) the Merger Agreement, including the provisions thereof to be used to calculate the total number of shares of Common Stock to be issued; (v) resolutions adopted by the Board of Directors of FPL Group on (a) June 17, 1996, providing, among other things, for distribution of the Rights and approving the Rights Agreement dated as of July 1, 1996, (b) July 30, 2000, with respect to the First Amendment, (c) December 20, 2002, with respect to the Second Amendment, (d) March 19, 2004, with respect to the Third Amendment, and (e) March 18, 2005, with respect to the registration of the Shares; (vi) resolutions of the Pricing Officer appointed by the Board of Directors of FPL Group dated as of March 28, 2005 relating to the issuance of the Shares; and (vii) such other corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that there will be no changes to such documents and agreements, or expiration thereof, after the date hereof which would affect the opinions expressed herein.

        We have also reviewed the relevant statutory provisions of the Florida Business Corporation Act, such other legal authority in Florida as we have deemed relevant and, because the issuance of the Rights would, if challenged, present as to a Florida corporation a case of first impression in the courts of Florida and because the issuance of interests such as the Rights has to our knowledge yet to be the subject of any reported appellate opinion of a Florida court, we have reviewed certain case law with respect to the distribution of such Rights in other jurisdictions.

        For purposes of the opinion related to the Rights expressed herein, we have assumed that (1) FPL Group has sufficient authorized but unissued shares of preferred stock fully to provide for the exercise of the Rights without amendment of the FPL Group Charter to increase the number of authorized but unissued shares of preferred stock, (2) no member of the Board of Directors of FPL Group has any personal interest therein (except for an interest arising solely from ownership of Common Stock), and (3) in approving the Rights Agreement and the transactions provided for therein, each member of the Board of Directors of FPL Group has discharged his duties in the good faith exercise of his business judgment, in a manner he reasonably believed to be in the best interest of FPL Group and its shareholders and with such care as an ordinarily prudent person in a like position would use under similar circumstances, and that he did not act solely or primarily to perpetuate his office. Nothing has come to our attention, after due inquiry with respect thereto, that would lead us to believe that we are not justified in relying on such assumptions.

        Based upon the foregoing, we are of the opinion that:

        1.     The Common Stock related to the Shares will be validly issued, fully paid and non-assessable when (a) the Registration Statement has become effective under the Securities Act, (b) the Merger has become effective in accordance with Texas law and the terms and conditions of the Merger Agreement, and (c) the Common Stock has been issued, delivered and exchanged as contemplated by the Merger Agreement and the Registration Statement.

        2.     The Rights, when issued in accordance with the terms of the Rights Agreement and as contemplated by the Registration Statement, will be, subject to the terms of the Rights Agreement, (a) validly issued and (b) binding obligations of FPL Group, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors' rights and remedies generally and general principles of equity.

        We are members of the Florida Bar, and the foregoing opinions are limited to the laws of the State of Florida and the federal laws of the United States insofar as they bear on the matters covered hereby.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us in the proxy statement/prospectus included in the Registration Statement under the caption "Legal Matters." In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ STEEL HECTOR & DAVIS LLP
STEEL HECTOR & DAVIS LLP

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  Exhibit 5